Exhibit 99.1

BOYD GAMING REPORTS STRONG THIRD QUARTER RESULTS

– Las Vegas and Atlantic City Results Drive 50% EPS Growth –

– Earnings Exceed Expectations Despite Hurricane Effects –

LAS VEGAS, NV – NOVEMBER 3, 2005 – Boyd Gaming Corporation (NYSE:BYD) today reported its financial results for the third quarter 2005. The Company reported adjusted earnings(1) of $.57 per diluted share, an increase of 50% over the $.38 per diluted share reported in the third quarter last year. The third quarter was the first time since recent acquisitions in which all of the Company’s properties were also reported in the comparable quarter in the prior year. The higher than expected earnings were attributable to strong results in the Company’s key growth markets of Las Vegas and Atlantic City. The Company’s Las Vegas properties, operating principally in the locals market, as a group reported a 10.0% gain in revenues and a 33% increase in EBITDA(1) in the quarter, both versus the third quarter last year. In Atlantic City, Borgata reported a record quarter, with property level EBITDA of $75.5 million, exceeding the prior record quarter by $12.5 million. The Company’s overall strong earnings gains were achieved despite disruptions to the Company’s four properties located in Louisiana and Mississippi beginning with Hurricane Katrina in late August, including the closures of Treasure Chest for 35 days and Delta Downs for nine days in the quarter.

Adjustments to earnings per share appear in a table later in this release. Two adjustments of note in the quarter were a loss on early retirement of debt of $17.5 million, or $.13 per share, related to the early redemption on August 1 of the Company’s $200 million 9.25% notes, and $7.3 million, or $.05 per share, for hurricane and related expenses, for which the Company is seeking substantial recovery from its insurance carriers.

Third Quarter Results

The Company reported EBITDA of $156 million for the third quarter, an increase of 17.0% over the $133 million reported for the third quarter last year. Five of the Company’s six operating units reported impressive year-over-year increases in quarterly revenue and EBITDA, with only the hurricane-impacted Central Region reporting a decline. The breadth and size of the EBITDA gains in this year’s third quarter versus the prior year is evidenced by the following statistics:

•	Boulder Strip EBITDA increased 28%

•	Coast Casinos EBITDA increased 34%

•	Stardust EBITDA increased 60%

•	Downtown Properties EBITDA increased 23%

•	Central Region EBITDA decreased 7.8%

•	The Company’s share of Borgata’s operating income (before net amortization expenses) increased 27%

Revenues for the third quarter were $537 million, an increase of 2.7% over the $522 million reported for the third quarter last year, with a 10.0% gain for the Company’s Nevada properties offset by a 7.0% decline in the Central Region. Net income for the third quarter was $32.9 million, or $.36 per share, versus $35.5 million, or $.40 per share, reported for the third quarter 2004.

Bill Boyd, Chairman and Chief Executive Officer of Boyd Gaming, commented, “I am very pleased with our Company’s positive financial performance. This was our first ‘apples-to-apples’ quarter in a while, with all units on a same-store basis, and we exceeded prior year results by a wide margin. And the numbers would have been even stronger had we not been affected by the two devastating hurricanes that struck the Gulf Coast and closed two of our Louisiana properties during the third quarter. I am most proud of our continuing strength in our operations in Las Vegas and Atlantic City.”

In footnote (1), you will find a discussion of how and why the Company uses adjusted earnings, adjusted earnings per share, EBITDA (non-GAAP measures of earnings as defined in footnote (1)) and EBITDA margin, performance measurements widely used in the gaming industry. As used in this release, EBITDA for a particular operating segment (adjusted EBITDA) is before corporate expense. Further in this release you will also find tables that reconcile non-GAAP measurements to GAAP financial information.

Nine-month Results

Revenues for the first nine months of 2005 were $1.658 billion, an increase of 39% over the $1.194 billion reported in the first nine months of 2004. The increase was primarily attributable to the addition of Coast Casinos (acquired July 2004) and Sam’s Town Shreveport (acquired May 2004). EBITDA for the first nine months was $486 million versus $299 million reported in the same period last year, an increase of 62%.

Adjusted earnings for the first nine months were $1.76 per share versus $.95 per share for the comparable period in 2004, an increase of 85%. Net income for the first nine months of 2005 was $122 million, or $1.35 per share, versus $64.5 million, or $.87 per share, in the first nine months of 2004. In addition to the earnings adjustments described for the third quarter, net income for the first nine months of 2005 includes, and adjusted earnings for that period exclude, a cumulative effect of a change in accounting principle. Net income for the first nine months of 2004 includes, and adjusted earnings for that period exclude, an Indiana State income tax assessment.

Borgata

The Company also reported third quarter results for Borgata Hotel Casino and Spa, the Company’s joint venture property in Atlantic City. As an unconsolidated joint venture, Borgata’s results appear in only two lines of the Company’s consolidated statements of operations; therefore, more detailed financial information is presented in tables later in this release.

For the third quarter, Borgata reported record gaming revenues of $190 million, an increase of 12.7% over the third quarter 2004, and record non-gaming revenues of $72.0 million, an increase of 10.5% over the third quarter last year. Net revenues for the quarter were a record $214 million, a gain of 14.7% over last year’s third quarter. Borgata reported record EBITDA for the third quarter of $75.5 million, a 19.7% increase over the $63.1 million reported in last year’s third quarter. Borgata’s EBITDA margin for the quarter was a record 35.4% versus 33.9% reported in the prior period. Hotel occupancy for the quarter was 99%, and the average daily room rate was $141, a gain of 7.6% over last year’s third quarter.

Borgata’s casino win for the third quarter was the highest in the Atlantic City market and $12.3 million more than the much larger Bally’s, which had the second highest casino win. Borgata’s market-leading table game win for the quarter was up 22% over the same quarter last year, and the property’s slot win for the quarter gained 6.8%. In win per unit Borgata once again led the market in both table games and slots. Borgata’s tables won $5,381 per day (90% above market average) for the quarter and its slots won $366 per day (34% above market average) for the quarter.

Bob Boughner, Chief Executive Officer of Borgata, said, “The third quarter was an outstanding one for Borgata. Conventional thinking would say that it’s tough to grow revenues substantially in the seasonally strong third quarter and it’s tough to grow revenues substantially without heavy promotional spending. I am proud to report that Borgata grew its gross revenues by $28.2 million in the third quarter, or 12.1%, versus the third quarter 2004, with promotional allowances increasing by only $0.9 million, or 1.8%. Our revenues, EBITDA and EBITDA margin were all at record levels in the third quarter. Also, I am pleased to report that for the twelve months ended September 30, 2005, Borgata’s EBITDA is right around $250 million, far exceeding our expectations from our $1.1 billion investment.

“Borgata’s $200 million public space expansion continues on budget and on schedule for a second quarter 2006 opening. Shortly after the first of the year, we expect to begin construction of our second hotel and spa at the property, with an opening of the $325 million expansion expected in the fourth quarter 2007. Given the demonstrated strong acceptance of and demand for the Borgata brand of hospitality, we are very much looking forward to the addition of these new facilities.”

Wholly-owned Properties

The Company reports results from its wholly-owned properties in five segments. For a listing of the specific properties in each unit, see the introduction to the tables appearing after the text of this release.

–Boulder Strip

The Las Vegas locals-oriented Boulder Strip properties, principally Sam’s Town, reported another strong quarter, as the Las Vegas economy continues to be a leader in the nation in both population and job growth. For this year’s third quarter, revenues were up 7.3%, EBITDA was up 28% and EBITDA margin was up 4.5 percentage points, all as compared to the third quarter 2004. Notably, 89% of the third quarter revenue gains versus the prior year were brought to the EBITDA line. These impressive results were achieved despite Sam’s Town reporting 6,600 fewer occupied guest rooms in the quarter due to a hotel renovation project that was completed in early September.

–Coast Casinos

The Company’s Coast Casinos unit also benefited from the strong Las Vegas economy and 461 new hotel rooms at The Orleans that came on line in the fourth quarter 2004. Coast’s revenues for the third quarter were $181 million, an increase of 11.9%

over the third quarter last year. EBITDA for the third quarter was $60.4 million, a 34% increase over the prior period. EBITDA margin for the third quarter was 33.3%, up from 27.8% for the third quarter 2004, as 80% of incremental revenue flowed through to the EBITDA line. The Company is planning to open South Coast, its $600 million casino hotel located in the high-growth southern part of the Las Vegas metropolitan area, in late December.

–Stardust

The Stardust reported a 7.3% revenue gain in the third quarter versus the third quarter last year. EBITDA for the quarter was $5.0 million, a 60% gain over the third quarter 2004. The third quarter marked the seventh straight quarter of EBITDA increases versus the comparable quarter in the prior year, bringing the property to $22.6 million of EBITDA for the twelve months ended September 30, 2005.

–Downtown Properties

Revenues for the Downtown Properties increased 8.2% for the third quarter as compared to last year’s third quarter. EBITDA for the third quarter was $9.3 million, a 23% increase over the prior year’s quarter. All three casino hotels, benefiting from a strong economy in their Hawaii feeder market, increased revenues, EBITDA and EBITDA margin in the third quarter versus the same quarter in 2004. The unit’s strong results in the third quarter were achieved despite $1.6 million in additional fuel costs in its air charter operations in the quarter versus the third quarter last year.

–Central Region

The Central Region reported a 7.0% decline in revenues and a 7.8% decline in EBITDA in the third quarter versus the third quarter last year, principally due to the effects of Hurricane Katrina which devastated parts of the Gulf Coast in late August. Treasure Chest closed on August 27 and remained closed for the remainder of the quarter. Delta Downs, Sam’s Town Shreveport and Sam’s Town Tunica, while remaining open, experienced disrupted operations from Katrina due to the regional effects of the catastrophic storm. Hurricane Rita made a direct hit on Delta Downs in late September, and that property was closed on September 22 for the remainder of the quarter. Following their respective closures, Treasure Chest and Delta Downs reported zero EBITDA, with ongoing costs reported in the income statement line item titled “Hurricane and related expenses, net,” which is presented net of probable insurance recoveries. For the third quarter, the four affected properties as a group reported a 12.4% decline in revenues and an 18.6% decline in EBITDA versus the prior year. Treasure Chest reopened on October 10, and Delta Downs reopened today.

The two unaffected Central Region properties (Par-A-Dice and Blue Chip) reported essentially no change in both revenues and EBITDA in the third quarter versus the prior year. Par-A-Dice experienced some disruption from road construction on an important feeder highway into the property, and Blue Chip is experiencing some construction disruption from work done in the property’s pavilion in connection with its major expansion, which is expected to be completed in about three months.

Financial Statistics

The Company provided the following additional information for the third quarter ended September 30, 2005:

•	September 30 debt balance: $2.391 billion

•	September 30 cash: $140 million

•	Dividends paid in the quarter: $11.1 million

•	Maintenance capital expenditures during the quarter: $28 million

•	Expansion capital expenditures during the quarter:

Blue Chip	–	$23 million
South Coast	–	86 million
Barbary Coast land	–	16 million
Other	–	1 million

Total		$126 million

•	Number of shares outstanding on September 30: 89.2 million

•	Capitalized interest during the quarter: $6.3 million

•	The Company received a $6.3 million distribution from Borgata during the quarter, representing 35% of the Company’s half of Borgata’s pre-tax income for the second quarter 2005

•	September 30 debt balance for Borgata: $327 million

(1)	Adjusted Earnings are earnings before preopening expenses, gain on sales of undeveloped land and certain other assets, loss on early retirements of debt, hurricane and related expenses, merger, acquisition and transition related expenses, charges associated with an Indiana state tax assessment and a cumulative effect of a change in accounting principle. Adjusted Earnings (and Adjusted EPS) are presented solely as a supplemental disclosure because management believes that it is a widely used measure of performance in the gaming industry and as this measure is considered by many to be a better measure on which to base expectations of future results than net income computed in accordance with generally accepted accounting principles (“GAAP”). A reconciliation of net income, based upon GAAP, to Adjusted Earnings and the presentation of Adjusted EPS are each included in the financial schedules accompanying this release. EBITDA (which we also refer to as adjusted EBITDA in the following tables) is earnings before interest, taxes, depreciation, amortization, preopening expenses, deferred rent, merger, acquisition and transition related expenses, the gain on sales of undeveloped land and certain other assets, loss on early retirements of debt, hurricane and related expenses, our share of Borgata’s non-operating expenses, and a cumulative effect of a change in accounting principle. EBITDA and EBITDA margin are presented solely as supplemental disclosures because the Company believes that they are widely used measures of operating performance in the gaming industry and EBITDA is a principal basis for valuation of gaming companies. Specifically, EBITDA is presented before preopening expenses as it represents a measure of performance of the Company’s existing operational activities. The Company uses property EBITDA (EBITDA before corporate expense) as the primary measure of the operating performance of each of its properties, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance or as an alternative to cash flow from operating activities, as a measure of liquidity, or as any other measure determined in accordance with GAAP. The Company has significant uses of cash flows, including capital expenditures, interest payments, income taxes and debt principal repayments which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.

The following tables report September quarterly and year to date results. Boulder Strip includes Sam’s Town Las Vegas, Eldorado and Jokers Wild. Downtown Properties includes the California Hotel and Casino, the Fremont Hotel and Casino, Main Street Station, and Vacations Hawaii, the Company’s Honolulu travel agency. Coast Casinos includes Barbary Coast, Gold Coast, The Orleans, Suncoast, an offsite sports book, and South Coast which is currently under construction and for which preopening expenses are included in the reconciliation from operating income to Adjusted EBITDA. Central Region includes Sam’s Town Tunica, Par-A-Dice, Treasure Chest, Blue Chip, Delta Downs, and Sam’s Town Shreveport.

($ in thousands, except footnotes)	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net Revenues
Boulder Strip	$46,082	$42,928	$144,175	$134,381
Coast Casinos	181,194	161,980	549,435	161,980
Stardust	38,432	35,832	117,665	112,760
Downtown Properties (a)	61,877	57,169	192,104	175,772
Central Region	208,929	224,584	654,275	609,533

Net revenues	$536,514	$522,493	$1,657,654	$1,194,426

Adjusted EBITDA
Boulder Strip	$12,724	$9,927	$43,536	$35,306
Coast Casinos	60,383	45,005	189,784	45,005
Stardust	5,018	3,140	17,784	13,227
Downtown Properties	9,346	7,597	35,084	26,450
Central Region	48,925	53,064	157,883	146,481

Wholly-owned property adjusted EBITDA	136,396	118,733	444,071	266,469
Corporate expense	(11,236)	(9,716)	(32,526)	(23,547)

Wholly-owned adjusted EBITDA	125,160	109,017	411,545	242,922
Our share of Borgata’s operating income before amortization expenses (e)	30,827	24,360	74,056	56,422

Total adjusted EBITDA	155,987	133,377	485,601	299,344

Other operating costs and expenses
Deferred rent	1,283	943	3,895	943
Depreciation and amortization	42,327	42,385	130,508	93,944
Preopening expenses	3,435	615	7,970	615
Hurricane and related expenses, net	7,303	—	7,303	—
Merger, acquisition and transition related expenses	—	625	—	6,534
Other	—	(857)	—	(857)

Total other operating costs and expenses	54,348	43,711	149,676	101,179

Operating income	101,639	89,666	335,925	198,165

Other non-operating costs and expenses
Interest expense, net (b)	31,598	30,736	96,386	70,371
Gain on sales of undeveloped land	(269)	(8,259)	(659)	(9,679)
Loss on early retirements of debt	17,529	4,344	17,529	4,344
Our share of Borgata’s non-operating expense, net	2,861	6,419	8,916	19,569

Total other non-operating costs and expenses	51,719	33,240	122,172	84,605

Income before provision for income taxes and cumulative effect of a change in accounting principle	49,920	56,426	213,753	113,560
Provision for income taxes (c)	16,972	20,877	75,648	49,013

Income before cumulative effect of a change in accounting principle	32,948	35,549	138,105	64,547
Cumulative effect of a change in accounting for intangible assets, net of taxes (d)	—	—	(16,439)	—

Net income	$32,948	$35,549	$121,666	$64,547

(a)	Includes revenues related to Vacations Hawaii, the Company’s Honolulu travel agency, of $12.8 million and $11.1 million for the three months ended September 30, 2005 and 2004, respectively, and $40.5 million and $33.5 million for the nine months ended September 30, 2005 and 2004, respectively.

(b)	Net of interest income and amounts capitalized.

(c)	Results for the nine months ended September 30, 2004 include $5.7 million of tax expense, net of federal tax benefit, related to the Indiana Department of Revenue’s assessment for state income taxes.

(d)	The Company adopted Emerging Issues Task Force Topic No. D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill, or EITF D-108, during the quarter ended March 31, 2005. EITF D-108 requires companies that have applied the residual method to the valuation of intangible assets for purposes of impairment testing to now use the direct method. As a result of the adoption, the Company recorded a charge of $25.4 million ($16.4 million, net of tax) to reduce the balance of its intangible license rights at Delta Downs. This charge has been reflected as a cumulative effect of a change in accounting principle, net of tax, in the consolidated statement of operations for the nine months ended September 30, 2005.

(e)	The following table reconciles the presentation of our share of Borgata’s operating results in our consolidated statements of operations to the presentation of our share of Borgata’s results in the above table (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Operating income from Borgata	$30,503	$24,030	$73,083	$55,432
Add back net amortization expense related to our investment in Borgata	324	330	973	990

Our share of Borgata’s operating income before amortization expenses	$30,827	$24,360	$74,056	$56,422

BOYD GAMING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) (In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues
Gaming	$439,268	$434,983	$1,358,019	$1,010,513
Food and beverage	78,988	78,513	243,655	166,865
Room	42,923	38,971	134,516	81,779
Other	35,862	31,623	109,760	70,688

Gross revenues	597,041	584,090	1,845,950	1,329,845
Less promotional allowances	60,527	61,597	188,296	135,419

Net revenues	536,514	522,493	1,657,654	1,194,426

Costs and expenses
Gaming	199,008	204,259	611,223	489,446
Food and beverage	49,284	50,544	151,050	100,851
Room	12,877	12,472	39,781	24,812
Other	32,240	28,692	97,406	68,816
Selling, general and administrative	80,560	83,662	244,410	191,679
Maintenance and utilities	27,432	25,074	73,608	53,296
Depreciation and amortization	42,003	42,055	129,535	92,954
Corporate expense	11,236	8,859	32,526	22,690
Preopening expenses	3,435	615	7,970	615
Merger, acquisition and transition related expenses	—	625	—	6,534
Hurricane and related expenses, net	7,303	—	7,303	—

Total	465,378	456,857	1,394,812	1,051,693

Operating income from Borgata	30,503	24,030	73,083	55,432

Operating income	101,639	89,666	335,925	198,165

Other income (expense)
Interest income	105	48	186	142
Interest expense, net of amounts capitalized	(31,703)	(30,784)	(96,572)	(70,513)
Loss on early retirements of debt	(17,529)	(4,344)	(17,529)	(4,344)
Gain on sales of undeveloped land	269	8,259	659	9,679
Other expense from Borgata, net	(2,861)	(6,419)	(8,916)	(19,569)

Total	(51,719)	(33,240)	(122,172)	(84,605)

Income before provision for income taxes and cumulative effect of a change in accounting principle	49,920	56,426	213,753	113,560
Provision for income taxes	16,972	20,877	75,648	49,013

Income before cumulative effect of a change in accounting principle	32,948	35,549	138,105	64,547
Cumulative effect of a change in accounting for intangible assets, net of taxes of $8,984	—	—	(16,439)	—

Net income	$32,948	$35,549	$121,666	$64,547

Basic Net Income Per Common Share
Income before cumulative effect of a change in accounting principle	$0.37	$0.41	$1.56	$0.88
Cumulative effect of a change in accounting for intangible assets, net of taxes	—	—	(0.18)	—

Net income	$0.37	$0.41	$1.38	$0.88

Average Basic Shares Outstanding	88,771	86,805	88,286	72,988

Diluted Net Income Per Common Share
Income before cumulative effect of a change in accounting principle	$0.36	$0.40	$1.53	$0.87
Cumulative effect of a change in accounting for intangible assets, net of taxes	—	—	(0.18)	—

Net income	$0.36	$0.40	$1.35	$0.87

Average Diluted Shares Outstanding	90,575	88,432	90,349	74,567

The following table reconciles net income based upon generally accepted accounting principles to adjusted net income and adjusted net income per share.

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net income	$32,948	$35,549	$121,666	$64,547
Adjustments:
Gain on sales of undeveloped land	(269)	(8,259)	(659)	(9,679)
Preopening expenses	3,435	615	7,970	615
Merger, acquisition and transition related expenses	—	625	—	6,534
Loss on early retirements of debt	17,529	4,344	17,529	4,344
One-time Indiana gaming tax charge	—	—	—	5,725
Hurricane and related expenses, net	7,303	—	7,303	—
Other	—	(857)	—	(857)
Income tax effect for above adjustments	(9,519)	1,307	(11,376)	(365)
Cumulative effect of a change in accounting principle, net	—	—	16,439	—

Adjusted net income	$51,427	$33,324	$158,872	$70,864

Adjusted net income per diluted share	$0.57	$0.38	$1.76	$0.95

Weighted average diluted shares outstanding	90,575	88,432	90,349	74,567

The following tables reconcile operating income to adjusted EBITDA.

(In thousands)	Three Months Ended September 30, 2005
	Operating Income (Loss)	Depreciation and Amortization	Preopening Expenses	Deferred Rent	Hurricane and Related Expenses, net	Adjusted EBITDA
Boulder Strip	$7,304	$5,420	$—	$—	$—	$12,724
Coast Casinos	44,161	13,166	1,819	1,237	—	60,383
Stardust	1,593	3,425	—	—	—	5,018
Downtown Properties	5,513	3,829	4	—	—	9,346
Central Region	26,604	14,983	89	46	7,203	48,925
Corporate	(14,039)	1,180	1,523	—	100	(11,236)

Totals for wholly-owned properties	71,136	42,003	3,435	1,283	7,303	125,160
Our share of Borgata results	30,503	324	—	—	—	30,827

Consolidated	$101,639	$42,327	$3,435	$1,283	$7,303	$155,987

	Three Months Ended September 30, 2004
	Operating Income (Loss)	Depreciation and Amortization	Preopening Expenses	Deferred Rent	Merger, Acquisition and Other	Adjusted EBITDA
Boulder Strip	$5,026	$4,901	$—	$—	$—	$9,927
Coast Casinos	29,561	14,316	185	943	—	45,005
Stardust	(516)	3,656	—	—	—	3,140
Downtown Properties	3,796	3,801	—	—	—	7,597
Central Region	38,753	14,311	—	—	—	53,064
Corporate	(10,984)	1,070	430	—	(232)	(9,716)

Totals for wholly-owned properties	65,636	42,055	615	943	(232)	109,017
Our share of Borgata results	24,030	330	—	—	—	24,360

Consolidated	$89,666	$42,385	$615	$943	$(232)	$133,377

	Nine Months Ended September 30, 2005
	Operating Income (Loss)	Depreciation and Amortization	Preopening Expenses	Deferred Rent	Hurricane and Related Expenses, net	Adjusted EBITDA
Boulder Strip	$27,875	$15,661	$—	$—	$—	$43,536
Coast Casinos	140,519	42,395	3,109	3,761	—	189,784
Stardust	7,318	10,466	—	—	—	17,784
Downtown Properties	23,873	11,188	23	—	—	35,084
Central Region	103,199	46,326	1,021	134	7,203	157,883
Corporate	(39,942)	3,499	3,817	—	100	(32,526)

Totals for wholly-owned properties	262,842	129,535	7,970	3,895	7,303	411,545
Our share of Borgata results	73,083	973	—	—	—	74,056

Consolidated	$335,925	$130,508	$7,970	$3,895	$7,303	$485,601

	Nine Months Ended September 30, 2004
	Operating Income (Loss)	Depreciation and Amortization	Preopening Expenses	Deferred Rent	Merger, Acquisition and Other	Adjusted EBITDA
Boulder Strip	$20,927	$14,379	$—	$—	$—	$35,306
Coast Casinos	29,561	14,316	185	943	—	45,005
Stardust	2,202	11,025	—	—	—	13,227
Downtown Properties	15,220	11,230	—	—	—	26,450
Central Region	101,663	38,909	—	—	5,909	146,481
Corporate	(26,840)	3,095	430	—	(232)	(23,547)

Totals for wholly-owned properties	142,733	92,954	615	943	5,677	242,922
Our share of Borgata results	55,432	990	—	—	—	56,422

Consolidated	$198,165	$93,944	$615	$943	$5,677	$299,344

The following table reports Borgata financial results.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2005	2004	2005	2004
Gaming revenue	$190,106	$168,707	$521,756	$458,876
Non-gaming revenue	71,963	65,127	186,432	172,118

Gross revenues	262,069	233,834	708,188	630,994
Less promotional allowances	48,545	47,691	138,144	134,021

Net revenues	213,524	186,143	570,044	496,973
Expenses	138,010	123,081	380,913	341,509
Depreciation and amortization	13,793	14,359	40,953	42,430
Loss/(gain) on asset disposals	66	(18)	66	189

Operating income	61,655	48,721	148,112	112,845

Interest and other expenses, net	(6,163)	(8,208)	(18,877)	(27,577)
Benefit / (provision) for income taxes	440	(4,630)	1,044	(11,562)

Subtotal	(5,723)	(12,838)	(17,833)	(39,139)

Net income	$55,932	$35,883	$130,279	$73,706

The following table reconciles our share of Borgata’s results to the reported amounts.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Our share of Borgata’s operating income	$30,827	$24,360	$74,056	$56,422
Net amortization expense related to our investment in Borgata	(324)	(330)	(973)	(990)

Operating income from Borgata, as reported	$30,503	$24,030	$73,083	$55,432

Other expense from Borgata, as reported	$(2,861)	$(6,419)	$(8,916)	$(19,569)

The following table reconciles operating income to adjusted EBITDA for Borgata.

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Operating income	$61,655	$48,721	$148,112	$112,845
Depreciation and amortization	13,793	14,359	40,953	42,430
Loss/(gain) on asset disposals	66	(18)	66	189

Adjusted EBITDA	$75,514	$63,062	$189,131	$155,464

The following tables compile and reconcile certain quarterly information for Borgata and Stardust (in thousands).

					Twelve Months Ended September 30, 2005
	Quarter Ended
Borgata	December 31, 2004	March 31, 2005	June 30, 2005	September 30, 2005
Operating income	$45,727	$43,507	$42,950	$61,655	$193,839
Depreciation and amortization	14,381	13,373	13,787	13,793	55,334
Loss/(gain) on asset disposals	(5)	—	—	66	61

Adjusted EBITDA	$60,103	$56,880	$56,737	$75,514	$249,234

					Twelve Months Ended September 30, 2005
	Quarter Ended
Stardust	December 31, 2004	March 31, 2005	June 30, 2005	September 30, 2005
Operating income	$1,082	$3,457	$2,268	$1,593	$8,400
Depreciation and amortization	3,707	3,658	3,383	3,425	14,173

Adjusted EBITDA	$4,789	$7,115	$5,651	$5,018	$22,573

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions regarding the future, including but not limited to statements regarding the Company’s strategy, expenses, revenue, earnings, cash flow and the growth and strength of certain gaming markets (including the Las Vegas and Atlantic City markets). Forward-looking statements also include statements regarding the receipt of insurance proceeds, the belief that the Company’s Central Region would have reported stronger numbers if the hurricanes had not negatively affected operations at the Company’s Louisiana properties, that the Las Vegas economy continues to be a leader in the nation in both population and job growth and that Borgata continues to both lead and grow the Atlantic City market. In addition, forward-looking statements include statements regarding the timing for the expected opening of South Coast (including the anticipated cost of South Coast), the Borgata expansion projects, including the anticipated timing (both commencement of construction and completion), anticipated cost and amenities for such projects, statements regarding the strong acceptance and demand for the Borgata brand of hospitality, and statements regarding the construction at Blue Chip, and the estimated timing for the completion of such construction. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. In particular, the Company can provide no assurances that its ability to achieve increased margins and market share premiums, grow revenues, or meet other identified expectations for the Company or Borgata will be achieved or that Borgata’s current estimated rankings in the Atlantic City market will continue in future periods. In addition, the Company can provide no assurances that it will receive insurance proceeds (if any) in an amount to cover its losses, that the Central Region would have produced stronger numbers had the hurricanes not negatively affected the Company’s Louisiana properties, that South Coast will be opened on time, at final costs that approximate the Company’s current estimates, or at all, or that the Borgata expansion projects will be commenced or completed within the estimated time frames and budget, or at all. Among the factors that could cause actual results to differ materially are the following: competition, increased costs (including marketing costs) and uncertainties relating to new developments and expansion (including enhancements to improve property performance), the Company’s ability to recover insurance proceeds (if any), the ongoing impact of recent hurricanes on the gaming industry in Louisiana and the local and regional economy, whether customers will return to the Company’s properties that have been damaged by recent hurricanes, financial community and rating agency perceptions of the Company, changes in laws and regulations, including increased taxes, the availability and price of energy, weather, regulation, economic, credit and capital market conditions and the effects of war, terrorist or similar activity. Additional factors that could cause actual results to differ are discussed under the heading “Investment Considerations” and in other sections of the Company’s Form 10-K for the fiscal year ended December 31, 2004 on file with the Securities and Exchange Commission, and in its other current and periodic reports filed with, or furnished to, the Commission from time to time. All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

Boyd Gaming will host a webcast at 4:15 p.m. Eastern on Thursday, November 3, 2005 to review the third quarter results. The Webcast will be available on the Company’s website at www.boydgaming.com and at

http://phx.corporate-ir.net/phoenix.zhtml?c=95703&p=irol-IRHome.

Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 18 gaming entertainment properties, plus one under development, located in Nevada, New Jersey, Mississippi, Illinois, Indiana and Louisiana. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com.

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